Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
January 4, 2008	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces

Retirement of Brian K. Fike

Indianapolis, IN… On January 4, 2008, the Federal Home Loan Bank of Indianapolis (FHLBI) announced the retirement of Brian K. Fike, Senior Vice President – Member Services, effective February 29, 2008. Mr. Fike has voluntarily retired from banking to pursue other personal and professional interests. Mr. Fike stated, “For a number of years I have wanted to find a way to combine my Christian faith with my work. I anticipate doing that either through my own company or by joining a non-profit organization committed to serving people in need. The FHLBI provided numerous opportunities over the years that allowed me to develop the management and leadership skills necessary for this next step, and for that I will always be grateful.”

Milton J. Miller, FHLBI President—CEO, stated, “For nearly 23 years, Mr. Fike has provided distinguished service to the FHLBI in various leadership capacities. During the deposit insurance crisis, he provided a steady hand in the credit area. From the 1990s to present, with his sales, marketing and management expertise, the FHLBI grew dramatically due to Brian and his staff’s efforts to recruit commercial banks, insurance companies and credit unions as members.” For six months, Mr. Fike also served as interim CEO after the retirement of former CEO Martin L. Heger in December 2006. “We wish him well as he pursues new opportunities. Brian truly is a special person with great talent and integrity,” stated Mr. Miller.

###

Building Partnerships, Serving Communities

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.